Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Oppenheimer Funds

We consent to the use of our reports, with respect to the financial statements and financial highlights of the predecessor funds listed in Appendix I, that are part of the Oppenheimer Funds mutual fund group, each incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Denver, Colorado

May 22, 2019

Appendix I

Predecessor Fund Name	Fiscal Year End	Audit Report Date
Oppenheimer International Diversified Fund	April 30, 2018	June 22, 2018
Oppenheimer Main Street Mid Cap Fund	June 30, 2018	August 24, 2018
Oppenheimer Main Street Small Cap Fund	April 30, 2018	June 22, 2018
Oppenheimer Mid Cap Value Fund, a series of Oppenheimer Quest for Value Funds	October 31, 2018	December 21, 2018
Oppenheimer Portfolio Series: Active Allocation Fund, a series of Oppenheimer Portfolio Series	January 31, 2019	March 25, 2019
Oppenheimer Portfolio Series: Conservative Investor Fund, a series of Oppenheimer Portfolio Series	January 31, 2019	March 25, 2019
Oppenheimer Portfolio Series: Growth Investor Fund, a series of Oppenheimer Portfolio Series (formerly Oppenheimer Portfolio Series: Equity Investor Fund)	January 31, 2019	March 25, 2019
Oppenheimer Portfolio Series: Moderate Investor Fund, a series of Oppenheimer Portfolio Series	January 31, 2019	March 25, 2019
Oppenheimer Master Event-Linked Bond Fund, LLC	September 30, 2018	November 21, 2018